FORM 15

[Adopted in Release No. 34-20784 (P. 83,508), March 22, 1984,
           effective March 30, 1984, 49 F. R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number 33-78152
                   Boston Financial Apartment Properties Limited Partnership
                 (Exact name of  registrant  as  specified  in its charter)
  101  Arch  Street,   Boston,   MA  02110  (telephone    617-439-3911)
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   (Address, including  zip  code, and telephone number, including area code, of  registrant's principal executive offices)
                        Units of Limited Partner Interest
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            (Title of each class of securities covered by this Form)
                                      None
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 (Titles of all other  classes of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

    Please  place an X in the box(es) to  designate the   appropriate   rule
   provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)       [  ]  Rule 12h-3(b)(1)(ii)    [  ]
                  Rule 12g-4(a)(1)(ii)      [  ]
                  Rule 12g-4(a)(2)(i)       [  ]  Rule 12h-3(b)(2)(i)     [   ]
                  Rule 12g-4(a)(2)(ii)      [  ]
                  Rule 12h-3(b)(1)(i)       [x]   Rule 12h-3(b)(2)(ii)    [   ]

                                                  Rule 15d-6              [   ]

 Approximate number of holders of record as of the certification or notice date:
                                      142
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
(Name   of    registrant    as   specified   in   charter)   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 19,1996              BY: /s/Vincent J. Costantini

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.